THORSTEINSSONS


September 15, 1998


Securities and Exchange Commission
450 Fifth Street, N.W.
Judiciary Plaza
Washington, D.C. 20549

Ladies and Gentlemen:

Re:      GST Network Funding, Inc., GST USA, Inc.
         and GST Telecommunications, Inc.
         Registration Statement on Form S-4 (333-60645

Our opinion with respect to the material Canadian tax consequences of the purchase, ownership and disposition of the 10 1/2% Senior Secured Discount Notes of GST Network Funding, Inc. is set forth in full under the caption "Certain Canadian Tax Considerations" in the Prospectus forming a part of the above-noted Registration Statement.

We consent to the reference to this firm under the captions "Legal Matters" and "Certain Canadian Tax Considerations" in the Prospectus.

Yours truly,

THORSTEINSSONS


Per: /S/ S.M. COOK
     -------------
         S.M. Cook